Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      On April 13, 2006, the Registrant ("BrightStar" or the "Company") completed the acquisition of all of the assets and business of Neulogic Media, LLC, an Ohio-based company ("Neulogic"), pursuant to the Purchase of Assets and Sale Agreement, dated as of October 31, 2005, as amended by the Addendum to the Purchase of Assets and Sale Agreement, dated as of March 30, 2006 between the Company and Nuelogic, Inc. (collectively, the "Asset Agreement"). Prior to the acquisition, Neulogic was in the business of providing e-communication solutions and content management systems to clients in the not-for-profit sector. Neulogic's assets primarily consisted of intangible assets, including web-based software products and implementing services, such as the NeuanceTM solution, that provides e-communication delivery ranging from secure intranets and extranets to a complete web presence (including target marketing), the intellectual and proprietary rights related thereto, and Neulogic's rights under contract and license agreements with community foundations.

      As consideration for the asset and business acquisition, BrightStar paid an aggregate of $1.8 million in cash and issued 139,000,000 shares of BrightStar common stock, par value $.001 per share ("BrightStar Stock"), to the principals of Neulogic in accordance with the Asset Agreement. The shares so issued constitute approximately 20% of the total outstanding shares of BrightStar Stock on a fully diluted basis. In connection with the Neulogic acquisition, the Company borrowed $1,800,000 from Stellar McKim LLC, which owns 94.7% of the outstanding voting power of the Company. The loan was evidenced by a Promissory Note, dated as of January 4, 2006, and is payable on January 4, 2009. Interest on the outstanding balance of the note accrues at the rate of 9% per annum and is payable annually commencing on the first anniversary of the date of the note. All amounts due under the note are payable, at the option of the Company, in cash or in shares of BrightStar Stock. In the event that we elect to pay amounts due under the note in shares of BrightStar Stock, the shares shall be valued at the average trading price of our common stock for the 20 days immediately preceding the date of payment. All of the proceeds of the loan were paid to the principals of Neulogic.

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005
                      (In thousands, except per share data)

                                                                Historical      Historical     Pro Forma     Pro Forma
                                                                BrightStar       Neulogic      Adjustmens    Combined
                                                               -----------      ----------     ----------   -----------
Revenues                                                       $     2,463      $    1,079     $     --     $     3,542
Cost of revenues                                                     1,840             136           --           1,976
                                                               -----------      ----------     ----------   -----------
Gross profit                                                           623             943           --           1,566
Operating expenses:
  Selling, general and administrative                                  838             889           --           1,727
  Depreciation and amortization                                         18             153           --             171
                                                               -----------      ----------     ----------   -----------
          Total operating expenses                                     856           1,042           --           1,898

  Loss from operations                                                (233)            (99)          --            (332)
  Other expense                                                        (43)             (2)          --             (45)
  Interest expense, net                                               (130)            (43)          --            (173)
                                                               -----------      ----------     ----------   -----------
          Net loss                                                    (406)           (144)          --            (550)
                                                               ===========      ==========     ==========   ===========

Net loss per share (basic and diluted):                        $     (0.00)                                  $    (0.00)
                                                               ===========                                  ===========

Weighted average shares outstanding (basic and diluted):       193,916,742 (a)                              193,916,742
                                                               ===========                                  ===========


FOOTNOTE REFERENCE TO THE COLUMNS ON THE PRO FORMA CONDENSED COMBINED
STATEMENTS

      (a) Weighted average shares outstanding includes 139,000,000 shares issued to the former members of Neulogic Media LLC on April 13, 2006 as if the transaction had occurred at the beginning of the period.